Exhibit 99.1

NEWS RELEASE Contact: Alan Hill SI International 703-234-6854 alan.hill@si-intl.com

SI International Completes Acquisition of Bridge Technology Corporation

Acquisition Broadens Customer Base with Intelligence Platform

RESTON, VIRGINIA – December 21, 2004 – SI International, Inc. (Nasdaq:SINT), an information technology and network solutions (IT) company, announced today that on December 20, 2004 it completed the purchase of Bridge Technology Corporation, a provider of information technology and information management.  The acquisition supports SI International’s strategic growth plan to broaden its customer base into the intelligence agencies, and strengthen its portfolio of mission-critical solutions.

Established in 2000, Bridge Technology provides solutions to the Defense intelligence agencies in areas such as program management, acquisition management, logistics management, systems engineering, software engineering, and business process reengineering.  The company has approximately 140 employees with approximately 90 percent holding security clearances.  Bridge Technology’s primary clients are major Defense intelligence agencies.

Under the terms of the agreement, SI International acquired Bridge Technology for $30 million in cash.  The transaction was funded through cash-on-hand and borrowings under the company’s credit facility.  SI International expects the acquisition to be accretive to earnings.  Bridge Technology’s trailing twelve months revenue ended September 30, 2004 was approximately $22.2 million and operating income of approximately $3.5 million.

“The combination of Bridge Technology’s intelligence expertise with SI International’s full array of IT and network solutions and resources enhances the portfolio of capabilities that we provide, to more effectively serve the growing needs of the Federal Government,” said Ray Oleson, Chairman and CEO of SI International.  “Bridge Technology becomes the platform we use to address the intelligence market.”

Bridge Technology will operate as a new business unit within SI International.   Ron Dabbieri, co-founder of Bridge Technology, will continue overseeing the business unit’s day-to-day operations and report directly to SI International’s President and Chief Operating Officer, Brad Antle.

“Our respect and admiration for the high-quality work and excellent customer service of the Bridge Technology team has grown during the course of the acquisition process,” said Brad Antle. “This acquisition creates exciting, new opportunities for professional growth and advancement for employees of both companies.”

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“By joining forces with SI International, we are combining our resources and capabilities to create a stronger team capable of addressing the growing mission-critical needs of the intelligence community,” said Ron Dabbieri.  “On behalf of the 140 highly-dedicated employees at Bridge Technology, we look forward to building upon our excellent record of supporting the defense intelligence agencies under the direction of SI International.”

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government.  The company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

This press release contains various remarks about the future expectations, plans and prospects of SI International, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the following risks and uncertainties that relate specifically to the acquisition: (i) the risk that the transaction will not be consummated, including as a result of any of the conditions precedent; (ii) the ability to obtain government approvals required for closing the acquisition; (iii) the risk that the Bridge Technology businesses will not be integrated successfully into SI International; (iv) the risk that the expected benefits of the acquisition may not be realized, including the realization of accretive effects from the acquisition; and (v) SI International’s increased indebtedness after the acquisition.  Other non-acquisition related risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ or prime contractors’  failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K/A filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.

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